Code of Ethics
The following is the Code of Ethics for The Capital Group Companies Inc., which includes Capital
Research and Management Company (CRMC), the investment adviser to the American Funds, and those involved in the distribution of the funds, client support and services; and Capital Group
International Inc. (CGII), which includes Capital Guardian Trust Company and Capital
International Inc. The Code of Ethics applies to all Capital Group associates.
The Capital Group Companies
Code of Ethics
Introduction
Associates of The Capital Group Companies are responsible for maintaining the highest ethical standards when conducting business. In keeping with these standards, all associates must keep in mind the importance of putting the interests of clients and fund shareholders first. Moreover, associates should adhere to the spirit as well as the letter of the law, and be vigilant in guarding against anything that could color their judgment.
Over the years, the Capital Group has earned a reputation for the utmost integrity. Regardless of lesser standards that may be followed through business or community custom, associates must observe exemplary standards of openness, integrity, honesty and trust.
Accordingly, the Capital Group has adopted certain standards for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate and timely disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules and regulations; 4) prompt internal reporting of violations of the Capital Group’s Code of Ethics; and 5) accountability for adherence to the Code of Ethics.
General Guidelines
Specific policies are discussed in further detail later; however, the following are general guidelines of which all Capital Group associates should be aware.
Protecting Non-Public/Confidential Information/Insider Trading
It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Questions regarding received material information (typically from a company “insider”) should be directed to a member of the Legal staff.
Associates are responsible for safeguarding non-public information relating to securities recommendations and fund and client holdings (e.g., analyst research reports, investment meeting discussions/notes, and current fund/client transaction information). As such, associates should not trade based on the Capital Group’s confidential and proprietary investment information. Trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

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Protecting Non-Public/Confidential Information... continued from page 1
Other types of information (e.g., marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital Group).
Extravagant or Excessive Gifts and Entertainment
Associates should not accept extravagant or excessive gifts or entertainment from persons or companies that conduct business with the Capital Group. Please see pages 3-4 for a summary of the Gifts and Entertainment Policy.
No Special Treatment from Brokers
Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from stockbrokers may not be accepted. This rule applies to the associate’s spouse and any immediate family member residing in the same household.
No Excessive Trading of Capital Group-Affiliated Funds
Associates should not engage in excessive trading of the American Funds or other Capital Group-managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse and any immediate family member residing in the same household.
Ban on Initial Public Offerings (IPOs)
Associates and immediate family members residing in the same household may not participate in IPOs. Exceptions are rarely granted; however, they will be considered on a case-by-case basis (e.g., where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).
Outside Business Interests/Affiliations
Board of Directors/Advisory Board Member

Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this rule does not apply to boards of the Capital Group companies or funds, or where board service is a direct result of the associate’s responsibilities at the Capital Group, such as with respect to portfolio companies of private equity funds managed by the Capital Group). With the exception of non-profit and charitable organizations and the above-mentioned boards, approval must be received prior to serving on a board.
Material Business Ownership Interest and Affiliations

Material business ownership interests may give rise to potential conflicts of interest. Associates should disclose senior officer positions or ownership of at least 5% or more of public or private companies that are or potentially may do business with the Capital Group or American Funds. This reporting requirement also applies to the associate’s spouse and any immediate family member(s) residing in the same household.

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Other Guidelines
Associates should not knowingly misrepresent, or cause others to misrepresent, facts about the Capital Group to fund or client shareholders, regulators or any other member of the public. Disclosure in reports and documents should be fair and accurate.
Reporting Requirements
Annual Certification of the Code of Ethics
All associates are required to certify at least annually that they have read and understand the Capital Group’s Code of Ethics. Questions or issues relating to the Code should be directed to the associate’s manager or the staff of the Personal Investing Committee (PICO).
Reporting Violations
Associates are responsible for reporting violations of the Capital Group’s Code of Ethics, including: 1) fraud or illegal acts involving any aspect of the Capital Group’s business; 2) noncompliance with applicable laws, rules and regulations; 3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or 4) activity that is harmful to fund or client shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.
Associates may report confidentially to a manager/department head, or by accessing the Open Line. Calls and emails will be directed to the Open Line Committee.
You may also contact:
➢	The CGC Audit Committee

➢	The CIL Audit Committee

➢	Legal counsel employed at the Capital Group
Failure to adhere to the Code of Ethics may result in disciplinary action, including termination.
Conflicts of Interest
Gifts and Entertainment Policy
A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than US$100, or accept (or extend) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company. Business entertainment exceeding US$500 in value should not be accepted (or given) unless the associate receives permission from his/her manager and the Gifts and Entertainment Committee (GECO).

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Gifts and Entertainment Policy continued from page 3
Gifts or entertainment extended by a Capital Group associate and approved by the associate’s manager for reimbursement by the Capital Group do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate’s manager. When giving a gift or extending entertainment on behalf of the Capital Group, it is important to keep in mind that extravagant or excessive gifts or entertainment may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials — especially those responsible for investing public funds.
Reporting
The limitations on accepting (or giving) gifts apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding US$50 and business entertainment in which an event exceeds US$75 (although it is recommended that associates report all gifts and entertainment).
Charitable Contributions
In soliciting donations from various people in the business community, associates must never allow the Capital Group’s present or anticipated business to be a factor.
Gifts and Entertainment Committee (GECO)
The Gifts and Entertainment Committee (GECO) oversees administration of and compliance with the Policy.
Political Contributions Policy
This policy applies to all associates. Under certain rules, limitations on political contributions may also apply to an associate’s spouse.
Making Political Contributions
Associates should avoid making political contributions or engaging in activities that directly support officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms.
Associates may not use Capital Group offices or equipment (including email or telephones) to engage in political fundraising or solicitation. To the extent an associate volunteers time on behalf of a candidate or political organization, those activities should be limited to non-work hours, vacation time, or unpaid leave.
Guidelines for Political Contributions and Activities within the U.S.
In addition to the limitations described above, specific rules exist for political contributions and activities within the U.S. Under Capital Group’s policy related to U.S. political contributions, certain associates are deemed to be “restricted” by virtue of working for one of our investment management companies (or other groups) that could be providing services to U.S. public plans either directly or through an investment in one of our funds. Restricted Associates are subject to specific requirements as described below with respect to contributions made to government officials or candidates, Political Action Committees, or political parties. All other Capital Group associates are encouraged to seek

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Guidelines for Political Contributions and Activities. . . continued from page 4 guidance with respect to contributions to any official or candidate who may be in a position to influence decisions to award business to an investment management firm.
Restricted Associates are subject to the following requirements with respect to contributions made to government officials or candidates, Political Action Committees, or political parties within the U.S.:
➢	Any contribution, gift or loan to a government official or candidate in the U.S. requires: 1) a certification from a governmental legal authority stating that the position does not have the ability to directly or indirectly influence the awarding of business to an investment manager; and 2) preclearance and approval. Exceptions to the documentation requirements may be granted on a case-by-case basis.

➢	Any contribution to a Political Action Committee (PAC) or similar political organization requires a certification from the PAC or organization stating that it does not direct money to any state or local government official. If you believe your proposed donation to any organization may be an inappropriate political contribution, please contact the staff of the Political Contributions Committee

➢	Contributions to state or local political parties are not permitted.

➢	Contributions to federal political parties cannot be directed to any state or local official or candidate and should be used only for general purposes or to support candidates for federal office who are not currently state or local officials.

➢	Restricted associates may not coordinate or solicit contributions on behalf of a state or local government official or candidate or PAC without the appropriate certification and preclearance as described above.

➢	All Restricted Associates will be required to report any political contributions made or certify that they have made no contributions each calendar quarter.
Refer to the full Policy for several sample certifications and letters that may be used with political candidates, PACs and political parties explaining Capital Group’s policies and requirements.
Special Political Contribution Requirements — CollegeAmerica
Certain associates involved with “CollegeAmerica,” the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia, will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any Political Action Committee (PAC) other than to the Investment Company Institute’s PAC (IMPAC).
Political Contributions Committee
The Political Contributions Committee oversees the administration of the Policy, including considering and granting possible exceptions. Questions regarding the Political Contributions Policy may be directed to the staff of the Political Contributions Committee.
Insider Trading Policy
Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the

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securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.
While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital Group associates and extend to activities both within and outside each associate’s duties. Associates who believe they have material non-public information should contact any Capital Group lawyer.
Personal Investing Policy
This policy applies only to “covered associates.”
Introduction
Certain associates may have access to confidential information that places them in a position of special trust. They are affiliated with a group of companies responsible for the management of over a trillion dollars belonging to mutual fund shareholders and other clients. Laws, ethics and the Capital Group’s policies place a responsibility on all associates to ensure that the highest standards of honesty and integrity are maintained at all times.
There are several rules that must be followed to avoid possible conflicts of interest in regards to personal investments. Keep in mind, however, that placing the interests of fund and client shareholders first is the core principle of the Capital Group’s policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Group’s Personal Investing Policy.
Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee (PICO) may place limitations on the number of preclearances and/or transactions.
Covered Associates
“Covered associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings. Covered associates include the associate’s spouse and other immediate family members (e.g., children, siblings and parents) residing in the same household. Any reference to the requirements of covered associates in this document applies to these family members.
Additional rules apply to investment professionals:

“Investment professionals” include portfolio counselors/managers, investment counselors, investment analysts and research associates, portfolio specialists, investment specialists, traders, including trading assistants, and investment control, portfolio control and fixed income control associates, including assistants.
Prohibited Transactions
The following transactions are prohibited:
➢	Initial Public Offering (IPO) investments
Exceptions are rarely granted; however, they will be considered on a case-by-case basis (e.g., where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

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➢	Short selling of securities subject to preclearance

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Prohibited Transactions continued from page 6
➢	Investments by investment professionals in short ETFs except those based on certain broad-based indices

➢	Spread betting/contracts for difference (CFD) on securities (allowed only on currencies, commodities, and broad-based indices)

➢	Writing puts and calls on securities subject to preclearance
Reporting Requirements
Covered associates are required to report their securities accounts, holdings and transactions. An electronic reporting platform will be made available for quarterly and annual disclosures.
Preclearance of Securities Transactions
Certain transactions may be exempt from preclearance.
Before buying or selling securities, covered associates must check with the staff of PICO.
Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Standard Time.
Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question. In the case of investment professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term profits policies (see “Additional Policies Specific to Investment Professionals” below). Preclearance requests by investment professionals are subject to special review.
Additional Policies Specific to Investment Professionals
Disclosure of Personal and Professional Holdings (Cross-Holdings)
Portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists will be asked to disclose securities they own both personally and professionally on a quarterly basis. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could be eligible for recommendation by the analyst professionally in the future in light of current research coverage areas. This disclosure will be reviewed by the staff of PICO and may also be reviewed by various Capital Group committees.
If disclosure has not already been made to PICO, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.1
In addition, portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists are encouraged to notify investment/portfolio/fixed-income control of personal ownership of securities when placing an order (especially with respect to a first-time purchase).

[1]	This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

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Blackout Periods
Investment professionals may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. In addition, in instances where the fund or client accounts are active in fixed income assets, the blackout period will apply across all management companies, regardless of the management company with which the associate is affiliated.
If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment professional, the personal transaction may be reviewed by PICO to determine the appropriate action, if any.
Ban on Short-Term Trading2
Investment professionals are generally prohibited from the purchase and sale or sale and purchase of a security within 60 calendar days. However, if a situation arises whereby the associate is attempting to take a tax loss, an exception may be made. This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days. Although the associate may be granted preclearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security. Accordingly, transactions in options on individual securities are strongly discouraged.
Exchange-Traded Funds (ETFs) and Index Funds
Investment professionals should preclear ETFs and index funds (including UCITS, SICAVs, OEICs, FCPs, Unit Trusts, Publikumsfonds, etc.) except those based on certain broad-based indices.
Note: Investment professionals are prohibited from investing in short ETFs except those based on certain broad-based indices.
Penalties for Violating the Policy
Covered associates may be subject to penalties for violating the Policy including failing to preclear, report, submit statements and/or failing to submit timely initial, quarterly and annual certification forms.
Personal Investing Committee
The Personal Investing Committee (PICO) oversees the administration of the Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.
* * * *

[2]	Applies to securities subject to preclearance.

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